Exhibit 99.1

ROYAL WOLF HOLDINGS LIMITED: Appointment and Resignation of Directors with effect from July 1, 2016

Royal Wolf Holdings Limited (RWH) today announced that it has appointed Neil Littlewood to the Board to succeed Robert Allan who has retired as Managing Director and CEO.

Jody Miller, Executive Vice President and the Chief Executive Officer of GFN North America Leasing Corporation has also been appointed to the Board. Jody joined GFN in June 2015 and prior to that he spent over 25 years in the equipment rental industry, including at Mobile Mini, Inc. as Executive Vice President and Chief Operations Officer for five years, Mobile Storage Group, Inc. as Senior Vice President for five years, and RSC Holdings, Inc. as Regional Vice President for seven years. Prior to that, he worked in smaller rental businesses in various leadership roles.

Peter Housden, commented “I am delighted that Neil and Jody have agreed to join the Board. Both gentlemen have already had a significant influence on the strategy of the company and on behalf of the Board, I congratulate Neil and Jody and I look forward to working with them in the years to come."

About Royal Wolf

Royal Wolf is the industry leader in the hire, sale and modification of new and refurbished shipping containers, with 20 years of experience and a network of 34 facilities including 31 dedicated Customer Service Centres across Australia and New Zealand.

Renowned for its focus on product innovation, Royal Wolf has taken the design and basic engineering of the traditional shipping container to new heights and today its products are used in a wide range of applications to help solve business challenges across many market sectors.

The company has a customer base of over 20,000, supplying customers each year with containers which are inexpensive, safe, secure, easily transportable and able to be modified with doors, internal walls, windows, electricity, water supply and more.

From portable storage options for consumers, sporting associations, community groups and schools, to accommodation units, mobile exhibitions, retail outlets, offices, kitchens, training facilities and innovative construction projects, experience shows ‘You can do anything in a Royal Wolf’.